EXHIBIT 99.2

T · · Mobile · **Investor Factbook** **Q1 2016**

A REVOLUTION DRIVING RESULTS

$TMUS

T-Mobile US, Inc.
Investor Factbook

T-Mobile US Reports First Quarter 2016 Results

T-Mobile Delivers Unparalleled Financial Results – Tops Revenue and Adjusted EBITDA Estimates

First Quarter 2016 Highlights:

Customer momentum continues for the fastest growing wireless company in America:

- 2.2 million total net adds - 12th consecutive quarter of over 1 million, over 2 million for 6th time in past 7 quarters
- More than 1.0 million branded postpaid net adds - 7th consecutive quarter of over 1 million
- 877,000 branded postpaid phone net adds - expect to lead industry in branded postpaid phone net adds for the 9th consecutive quarter
- Record branded prepaid net adds of 807,000 - eleven-fold increase in branded prepaid net adds YoY
- Branded postpaid phone churn of 1.33% - down 13 bps QoQ

Customer growth translating into industry-leading financial growth:

- $6.6 billion service revenues, up 13.0% YoY
  - T-Mobile expects to lead industry in YoY service revenue growth for 8th consecutive quarter
- $8.6 billion total revenues, up 10.6% YoY
  - T-Mobile expects to lead industry in YoY total revenue growth for 11th time in past 12 quarters
- $2.7 billion Adjusted EBITDA, up 98.1% YoY
  - Adjusted EBITDA includes a spectrum gain of $636 million
  - 32% Adjusted EBITDA margin excluding the spectrum gain, up from 24% in the first quarter of 2015
- Net income of $479 million
- Earnings per share of $0.56
- Branded postpaid phone ARPU of $46.21, generally stable QoQ and YoY after adjusting for Data Stash

Continued improvements in America's fastest and fastest growing 4G LTE network:

- Fastest 4G LTE network in the US - leading in average download speeds for 9th consecutive quarter
- 308 million POPs covered with 4G LTE
- "Extended Range LTE" covers approximately 194 million POPs across more than 340 market areas
- Filed to participate in 600 MHz broadcast incentive auction

Raising customer outlook and Adjusted EBITDA target for 2016:

- Guidance range for branded postpaid net adds increased to 3.2 to 3.6 million from 2.4 to 3.4 million
- Increasing Adjusted EBITDA target to $9.7 to $10.2 billion from $9.1 to $9.7 billion
  - Guidance includes aggregate impact of leasing and Data Stash of $0.7 to $1.0 billion, and the $0.6 billion spectrum gain in the first quarter of 2016
- Maintaining guidance of $4.5 to $4.8 billion of cash capital expenditures

"I can't think of a better way to start off 2016 than by capturing all of the industry's postpaid phone growth – again! Our model is working and the business momentum is accelerating across the board. Customers are joining the Un-carrier revolution and that is producing incredible financial results. A winning formula for customers and TMUS shareholders!"

—John Legere
President and CEO of T-Mobile

CUSTOMER METRICS
Branded Postpaid Customers

▪
Branded postpaid net customer additions were 1,041,000 in the first quarter of 2016 compared to 1,292,000 in the fourth quarter of 2015 and 1,125,000 in the first quarter of 2015. This marked the seventh consecutive quarter in which branded postpaid net customer additions were greater than one million, a clear indicator of the continued success of the Un-carrier initiatives and strong uptake of promotions for services and devices.

▪
For the 9th consecutive quarter, T-Mobile expects to lead the industry in branded postpaid phone net customer additions with 877,000 in the first quarter of 2016, compared to 917,000 in the fourth quarter of 2015 and 991,000 in the first quarter of 2015. Furthermore, T-Mobile expects to capture all of the industry’s postpaid phone growth in the first quarter of 2016. Branded postpaid phone gross additions in the first quarter of 2016 decreased by 6% on a sequential basis, but were up 2% year-over-year.

▪	Branded postpaid mobile broadband net customer additions were 164,000 in the first quarter of 2016, compared to 375,000 in the fourth quarter of 2015 and 134,000 in the first quarter of 2015.

▪
Branded postpaid phone churn was 1.33% in the first quarter of 2016, down 13 basis points from 1.46% in the fourth quarter of 2015 and up 3 basis points from 1.30% in the first quarter of 2015. The sequential decline in churn was primarily due to seasonal factors. The slight increase in year-over-year churn was primarily due to ongoing competitive activity.

Branded Prepaid Customers

▪
Branded prepaid net customer additions were a record 807,000 in the first quarter of 2016, compared to 469,000 in the fourth quarter of 2015 and 73,000 in the first quarter of 2015. This was the best quarterly performance in branded prepaid net customer additions since combining with MetroPCS in the second quarter of 2013. The strong performance in the first quarter of 2016 was primarily driven by successful MetroPCS promotional activities during the tax refund season and continued growth in expansion markets.

▪
Migrations to branded postpaid plans reduced branded prepaid net customer additions in the first quarter of 2016 by approximately 200,000, down from 210,000 in the fourth quarter of 2015 and up from 195,000 in the first quarter of 2015.

▪	Branded prepaid churn was 3.84% in the first quarter of 2016, compared to 4.20% in the fourth quarter of 2015 and 4.62% in the first quarter of 2015.

Total Branded Customers

▪
Total branded net customer additions were 1,848,000 in the first quarter of 2016 compared to 1,761,000 in the fourth quarter of 2015 and 1,198,000 in the first quarter of 2015. This was the ninth consecutive quarter in which branded net customer additions surpassed the one million milestone. Driven by record prepaid growth, total branded gross additions in the first quarter of 2016 increased by 14% year-over-year and were down 1% sequentially.

Wholesale Customers

▪	Wholesale net customer additions were 373,000 in the first quarter of 2016 compared to 301,000 in the fourth quarter of 2015 and 620,000 in the first quarter of 2015.

Total Customers

▪
Total net customer additions were 2,221,000 in the first quarter of 2016 compared to 2,062,000 in the fourth quarter of 2015 and 1,818,000 in the first quarter of 2015. This was the twelfth consecutive quarter in which total net customer additions exceeded one million. It was also the sixth time in the past seven quarters in which total net customer additions exceeded two million.

▪
T-Mobile ended the first quarter of 2016 with more than 65.5 million total customers, up 52% on a pro forma combined basis from the end of the first quarter of 2013, when T-Mobile launched the first Un-carrier initiative.

NETWORK
Network Modernization Update

▪
T-Mobile’s 4G LTE network now covers 308 million people, which includes partner LTE coverage of 2 million people. This is up from 305 million at the fourth quarter of 2015 earnings and 275 million at the end of the first quarter of 2015.

▪	Wideband LTE, which refers to markets that have bandwidth of at least 15+15 MHz dedicated to 4G LTE, is now available nationwide, covering 214 million people.

▪
Voice over LTE (“VoLTE”) comprised 51% of total voice call minutes in the first quarter of 2016 compared to 9% in the first quarter of 2015. Moving voice traffic to VoLTE frees up capacity and allows for an accelerated re-farming of spectrum currently used for 2G and 3G. T-Mobile is leading the US wireless industry in terms of VoLTE migration.

Network Speed

▪
T-Mobile continues to have the fastest nationwide 4G LTE network in the U.S. based on download speeds from millions of user-generated tests. This is the ninth consecutive quarter that T-Mobile has led the industry in average download speeds.

▪	In the first quarter of 2016, T-Mobile’s average 4G LTE download speed was 22.0 Mbps compared to Verizon at 20.9 Mbps, AT&T at 19.4 Mbps, and Sprint at 15.4 Mbps.

Average 4G LTE Speeds - 1Q16

(in Mbps)

22.0
20.9
19.4
15.4
T-Mobile
Verizon
AT&T
Sprint

Based on T-Mobile's analysis of crowd-sourced 4G LTE download speeds.

Spectrum

▪
At the end of the first quarter of 2016, T-Mobile owned an average of 85 MHz of spectrum across the top 25 markets in the U.S. The spectrum is comprised of an average of 11 MHz in the 700 MHz band, 30 MHz in the 1900 MHz PCS band, and 44 MHz in the AWS band.

▪
During the first quarter of 2016, T-Mobile acquired 700 MHz A-Block spectrum licenses covering 20 million POPs for $0.6 billion in cash. These acquisitions increased T-Mobile’s low-band spectrum holdings from 190 million POPs to 210 million POPs and included the cities of San Diego, Phoenix, Las Vegas, and New Orleans.

▪
During the first quarter of 2016, T-Mobile entered into agreements with multiple parties to acquire 700 MHz A-Block spectrum licenses covering approximately 48 million POPs for $0.7 billion. These agreements will increase T-Mobile’s low-band spectrum holdings from 210 million POPs to 258 million POPs upon closing and include the cities of Nashville, Salt Lake City, Columbus, and Jacksonville.

▪
In September 2015, T-Mobile entered into a spectrum license swap agreement with AT&T Inc. Upon closing of the transaction in March 2016, T-Mobile recorded the spectrum licenses received at their estimated fair value of $1.2 billion and recognized a gain of $636 million.

▪	The Company has filed to participate in the broadcast incentive auction.

A-Block Update

▪
T-Mobile owns or has agreements to acquire 700 MHz A-Block spectrum covering 258 million people or approximately 80% of the U.S. population. The spectrum covers 9 of the top 10 market areas and 28 of the top 30 market areas in the U.S.

▪
T-Mobile has deployed its 700 MHz A-Block spectrum in over 340 market areas covering 194 million people under the brand name “Extended Range LTE.” Extended Range LTE travels up to twice as far as mid-band spectrum and works up to four times better in buildings. New market launches in the first quarter of 2016 included the cities of Boston and Reno. The Company expects to continue to aggressively roll-out new 700 MHz sites in 2016 including the cities of San Francisco, Phoenix, San Diego, and Las Vegas.

METROPCS

▪	On July 1, 2015, T-Mobile officially completed the shutdown of the MetroPCS CDMA network.

▪
Total decommissioning costs for CDMA network shutdowns were $36 million in the first quarter of 2016, compared to $21 million in the fourth quarter of 2015 and $128 million in the first quarter of 2015. Network decommissioning costs primarily relate to the acceleration of lease costs for decommissioned cell sites and are excluded from Adjusted EBITDA.

▪	The Company does not expect to incur significant additional network decommissioning costs in 2016 as cell site assets are removed.

UN-CARRIER INITIATIVES

▪
At the end of the first quarter of 2016, 94% of the branded postpaid customer base was on a Simple Choice plan, flat compared to the fourth quarter of 2015 and up from 92% at the end of the first quarter of 2015.

▪
At the end of the first quarter of 2016, 13.7 million customers were enrolled in T-Mobile's JUMP! programs, up from 13.3 million at the end of the fourth quarter of 2015 and 10.3 million at the end of the first quarter of 2015.

Un-carrier Updates

▪
Binge On Expanded: On March 17, 2016, T-Mobile expanded its popular video initiative to include even more services that can stream without using up customers’ high-speed data allotment on qualifying Simple Choice plans. More than 60 video services now qualify including YouTube, Google Play Movies, and Discovery GO, in addition to initial program participants like Netflix, Hulu and HBO GO. This is up from 24 video services at the launch of Binge On in November 2015.

DEVICES

▪	Total devices sold or leased were 9.4 million units in the first quarter of 2016 compared to 10.8 million units in the fourth quarter of 2015 and 8.8 million units in the first quarter of 2015.

▪	Total smartphones sold or leased were 8.8 million units in the first quarter of 2016 compared to 10.0 million units in the fourth quarter of 2015 and 8.0 million units in the first quarter of 2015.

▪
The upgrade rate for branded postpaid customers was approximately 7% in the first quarter of 2016 compared to approximately 10% in the fourth quarter of 2015 and approximately 8% in the first quarter of 2015.

DEVICE FINANCING
Equipment Installment Plans (EIP)

▪
T-Mobile financed $1.246 billion of equipment sales on EIP in the first quarter of 2016, up 34.6% from $926 million in the fourth quarter of 2015 and down 16.0% from $1.483 billion in the first quarter of 2015. The sequential increase was primarily due to the previously announced mix shift back to the EIP program in the first quarter of 2016. The year-over-year decrease was primarily due to a higher level of leased devices since the launch of the JUMP! On Demand program at the end of the second quarter of 2015 and a lower upgrade rate for branded postpaid customers, partially offset by the mix shift back to the EIP program in the first quarter of 2016.

▪
Customers on Simple Choice plans had associated EIP billings of $1.324 billion in the first quarter of 2016, down 5.4% compared to $1.400 billion in the fourth quarter of 2015 and up 2.5% from $1.292 billion in the first quarter of 2015. The sequential decrease was primarily due to a lower level of devices financed using EIP plans since the launch of the JUMP! On Demand program at the end of the second quarter of 2015 and a lower upgrade rate for branded postpaid customers in the first quarter of 2016.

▪
Total EIP receivables, net of imputed discount and allowances for credit losses, were $3.053 billion at the end of the first quarter of 2016 compared to $3.225 billion at the end of the fourth quarter of 2015 and $4.842 billion at the end of the first quarter of 2015. The sequential decline in the total EIP receivables, net was due to the amount of EIP billings more than offsetting the equipment sales financed on EIP in the first quarter of 2016. The year-over-year decline in the total EIP receivables, net was primarily due to sales of certain EIP receivables and a higher level of leased devices since the launch of the JUMP! On Demand program at the end of the second quarter of 2015.

Leasing Plans

▪
Leased devices transferred from inventory to property and equipment, net was $653 million in the first quarter of 2016 compared to $1.463 billion in the fourth quarter of 2015. The sequential decline was primarily due to the mix shift back to the EIP program in the first quarter of 2016.

▪	Depreciation expense associated with leased devices was $403 million in the first quarter of 2016 compared to $254 million in the fourth quarter of 2015.

▪	Leased devices included in property and equipment, net were $2.223 billion at the end of the first quarter of 2016 compared to $1.973 billion at the end of the fourth quarter of 2015.

▪	Lease revenues were $342 million in the first quarter of 2016 compared to $194 million in the fourth quarter of 2015.

▪
Original consideration received and lease revenues, net were $377 million in the first quarter of 2016, up from $293 million in the fourth quarter of 2015. Original consideration represents cash down payments received from customers at operating lease inception, which is amortized over the term of the lease. Lease revenues, net exclude amortization of the original consideration.

▪
The difference between the original consideration received and lease revenues, net, and the amount of leased devices transferred from inventory to property and equipment, net of returns approximates the working capital impact of leasing.

▪
Future minimum lease payments expected to be received over the applicable lease terms were $1.425 billion at the end of the first quarter of 2016, up from $1.260 billion at the end of the fourth quarter of 2015. Future minimum lease payments exclude optional residual buy-out amounts at the end of the applicable lease terms.

CUSTOMER QUALITY

▪
Total bad debt expense and losses from sales of receivables was $173 million in the first quarter of 2016 compared to $228 million in the fourth quarter of 2015 and $169 million in the first quarter of 2015. The sequential decrease was principally due to lower bad debt expense from seasonality, a reduced impact from lower credit quality customers added during the 2015 tax season which caused an increase in bad debt expense during the third and fourth quarter of 2015 and the implementation of credit policies during the first quarter of 2016 to limit exposure to sub-prime receivables. Year-over-year, the modest increase was primarily due to higher bad debt expense resulting from growth in the customer base.

▪
As a percentage of total revenues, total bad debt expense and losses from sales of receivables declined to 2.01% in the first quarter of 2016 from 2.76% in the fourth quarter of 2015 and 2.17% in the first quarter of 2015.

▪
EIP receivables classified as Prime were 47% of total EIP receivables at the end of the first quarter of 2016, down from 48% at the end of the fourth quarter of 2015 and 52% at the end of the first quarter of 2015. The year-over-year decline in EIP receivables classified as Prime was primarily due to the sale of certain EIP receivables pursuant to a securitization agreement, which commenced in the fourth quarter of 2015. Including the EIP receivables sold, the total EIP receivables classified as Prime remained at 52% at the end of the first quarter of 2016 and the fourth quarter of 2015.

REVENUE METRICS

Branded Postpaid Phone ARPU

▪
Branded postpaid phone ARPU was $46.21 in the first quarter of 2016, down 3.8% from $48.05 in the fourth quarter of 2015 and down 0.5% from $46.43 in the first quarter of 2015. As noted in connection with the fourth quarter of 2015 earnings, branded postpaid phone ARPU was impacted by the non-cash net revenue deferral for Data Stash.

▪
Excluding the impact of Data Stash, branded postpaid phone ARPU in the first quarter of 2016 increased by 0.3% sequentially and declined by 0.2% year-over-year. Branded postpaid phone ARPU was generally stable as continued strategic focus on family plan penetration and promotional activity was offset by higher data attach rates, the impact of price increases implemented in November 2015 and higher regulatory program revenues.

Branded Postpaid ABPU

▪
Branded postpaid ABPU was $61.90 in the first quarter of 2016, down 2.9% from $63.74 in the fourth quarter of 2015 and up 1.6% from $60.94 in the first quarter of 2015. Branded postpaid ABPU was impacted by the non-cash net revenue deferral for Data Stash.

▪
Excluding the impact of Data Stash, branded postpaid ABPU in the first quarter of 2016 increased by 0.2% sequentially and by 1.7% year-over-year. Sequentially and year-over-year, the slight increase in branded postpaid ABPU was primarily due to stability in branded postpaid phone ARPU and growth in total lease revenues and EIP billings on a per user basis.

Branded Postpaid Customers per Account

▪
Branded postpaid customers per account was 2.59 at the end of the first quarter of 2016, compared to 2.54 at the end of the fourth quarter of 2015 and 2.39 at the end of the first quarter of 2015. The sequential and year-over-year increase was primarily due to service promotions targeting families and increased penetration of mobile broadband devices.

Branded Prepaid ARPU

▪
Branded prepaid ARPU was $37.58 in the first quarter of 2016, essentially flat compared to $37.63 in the fourth quarter of 2015 and $37.81 in the first quarter of 2015. Sequentially and year-over-year, the slight declines were primarily due to dilution from growth of customers on rate plan promotions.

REVENUES
Service Revenues

▪
T-Mobile expects to once again lead the industry in year-over-year service revenue growth in the first quarter of 2016. This marks the eighth consecutive quarter that T-Mobile has led the industry in year-over-year service revenue growth.

▪	Service revenues were $6.578 billion in the first quarter of 2016, up 0.3% from $6.556 billion in the fourth quarter of 2015 and up 13.0% from $5.819 billion in the first quarter of 2015.

▪
Sequentially, the slight increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and the Company’s prepaid brands as well as strong customer response to promotional activities targeting families, partially offset by the non-cash net revenue deferral from Data Stash which totaled $138 million in the first quarter of 2016.

▪
Year-over-year, the increase in service revenues was primarily due to growth in the Company’s customer base from the continued success of T-Mobile’s Un-carrier initiatives and the Company's prepaid brands as well as strong customer response to promotional activities.

Equipment Revenues

▪	Equipment revenues were $1.851 billion in the first quarter of 2016, up 20.5% from $1.536 billion in the fourth quarter of 2015 and flat compared to $1.851 billion in the first quarter of 2015.

▪
Sequentially, the increase in equipment revenues was primarily due to the previously announced mix shift back to the EIP program during the first quarter of 2016, which resulted in an increase in average revenue per device sold, and an increase in lease revenues. Under the EIP program, equipment revenues associated with device sales are recognized when the device is delivered to the customer rather than over the term of a lease, resulting in higher equipment revenues for the quarter.

▪
Year-over-year, stable equipment revenues was primarily due to an increase in lease revenues offset by a lower average revenue per device sold and a decline in the number of devices sold as customers continue to finance devices utilizing the JUMP! On Demand program introduced at the end of second quarter of 2015.

Total Revenues

▪
T-Mobile expects to once again lead the industry in year-over-year total revenue growth in the first quarter of 2016. This marks the eleventh time in the past twelve quarters that T-Mobile has led the industry in year-over-year total revenue growth.

▪	Total revenues were $8.599 billion in the first quarter of 2016, up 4.3% from $8.247 billion in the fourth quarter of 2015 and up 10.6% from $7.778 billion in the first quarter of 2015.

▪	Sequentially, the increase in total revenues was primarily due to higher equipment revenues from the mix shift back to the EIP program and an increase in lease revenues.

▪	Year-over-year, the increase in total revenues was primarily due to higher service revenues from growth in the customer base.

OPERATING EXPENSES
Cost of Services

▪	Cost of services was $1.421 billion in the first quarter of 2016, up 2.7% from $1.384 billion in the fourth quarter of 2015 and up 1.9% from $1.395 billion in the first quarter of 2015.

▪	Sequentially, the increase in cost of services was primarily due to expenses associated with network expansion and 700 MHz A-Block build-out as well as an increase in regulatory program costs.

▪
Year-over-year, the increase in cost of services was primarily due to expenses associated with network expansion and 700 MHz A-Block build-out, and higher lease expense, partially offset by network synergies realized from the decommissioning of the MetroPCS CDMA network.

Cost of Equipment Sales

▪	Cost of equipment sales was $2.374 billion in the first quarter of 2016, up 17.6% from $2.019 billion in the fourth quarter of 2015 and down 11.4% from $2.679 billion in the first quarter of 2015.

▪
Sequentially, the increase in cost of equipment sales was primarily due to the mix shift back to the EIP program during the first quarter of 2016, which resulted in an increase in the average cost per device sold. Under the EIP program, the cost of a device is recognized as cost of equipment sales at the time the device is delivered to the customer rather recognized as depreciation expense over the term of the lease, resulting in higher cost of equipment sales for the quarter.

▪
Year-over-year, the decrease was primarily due to lower average cost per device sold and a decline in the number of devices sold as customers continue to finance devices utilizing the JUMP! On Demand program introduced at the end of the second quarter of 2015.

Selling, General and Admin. (SG&A) Expenses

▪	SG&A expenses were $2.749 billion in the first quarter of 2016, flat compared to $2.755 billion in the fourth quarter of 2015 and up 15.9% from $2.372 billion in the first quarter of 2015.

▪
Sequentially, stable SG&A expenses were primarily due to the continued high volume in total branded gross customer additions and strategic investments to support growing the customer base, partially offset by lower bad debt expense and losses from sales of receivables.

▪
Year-over-year, the increase was primarily due to higher total branded gross customer additions in the first quarter of 2016 and strategic investments to support the growing customer base, including increases in employee-related expenses and promotional costs.

Depreciation and Amortization (D&A)

▪	D&A was $1.552 billion in the first quarter of 2016, up 13.4% from $1.369 billion in the fourth quarter of 2015 and up 42.8% from $1.087 billion in the first quarter of 2015.

▪
The sequential and year-over-year increase was primarily due to the impact of leasing. Under leasing, the cost of the leased device is recognized as depreciation expense over the term of the lease rather than recognized as cost of equipment sales when the device is delivered to the customer. The total number of leased devices was higher both sequentially and year-over-year, resulting in higher depreciation expense.

ADJUSTED EBITDA

▪	T-Mobile expects to lead the industry in year-over-year Adjusted EBITDA growth in the first quarter of 2016.

▪	Adjusted EBITDA was $2.749 billion in the first quarter of 2016, up 20.6% from $2.280 billion in the fourth quarter of 2015 and up 98.1% from $1.388 billion in the first quarter of 2015.

▪
Adjusted EBITDA in the first quarter of 2016 included a pre-tax gain of $636 million from a spectrum license transaction. Excluding the spectrum gains, Adjusted EBITDA declined slightly by 1.3% sequentially and increased by 52.2% year-over-year.

▪	Sequentially, the increase in Adjusted EBITDA was primarily due to the spectrum gain. Excluding the spectrum gain, Adjusted EBITDA declined primarily due to the non-cash net impact of Data Stash.

▪
Year-over-year, the increase in Adjusted EBITDA was primarily due to the spectrum gain. Excluding the spectrum gain, Adjusted EBITDA increased due to higher service revenues from growth in the customer base, lower losses on equipment, focused cost control and MetroPCS synergies partially offset by higher SG&A expenses due to customer growth and promotional spending.

▪	Excluding spectrum gains, the Adjusted EBITDA margin was 32% in the first quarter of 2016 compared to 33% in the fourth quarter of 2015 and 24% in the first quarter of 2015.

▪
The aggregate impact from leasing and Data Stash on Adjusted EBITDA in the first quarter of 2016 was approximately $204 million. Lease revenues were $342 million and the net impact from Data Stash was $138 million in the first quarter of 2016.

NET INCOME AND EARNINGS PER SHARE

▪	Net income was $479 million in the first quarter of 2016 compared to net income of $297 million in the fourth quarter of 2015 and a net loss of $63 million in the first quarter of 2015.

▪
Earnings per share was $0.56 in the first quarter of 2016 compared to earnings per share of $0.34 in the fourth quarter of 2015 and a loss per share of $0.09 in the first quarter of 2015. The after-tax impact of the spectrum gain on EPS for the first quarter was $0.46.

CAPITAL EXPENDITURES

▪
Cash capital expenditures for property and equipment were $1.335 billion in the first quarter of 2016 compared to $1.431 billion in the fourth quarter of 2015 and $982 million in the first quarter of 2015. The sequential decrease and year-over-year increase was primarily due to the timing of network spend in connection with T-Mobile’s build out of its 4G LTE network.

FREE CASH FLOW

▪	Net cash provided by operating activities was $1.025 billion in the first quarter of 2016, compared to $2.233 billion in the fourth quarter of 2015 and $489 million in the first quarter of 2015.

▪
Free Cash Flow was an outflow of $310 million in the first quarter of 2016, compared to an inflow of $802 million in the fourth quarter of 2015 and an outflow of $493 million in the first quarter of 2015. Sequentially, the decrease in free cash flow was primarily due to a decrease in sales of certain EIP receivables and changes in working capital, partially offset by a decrease in cash capital expenditures. Year-over-year, the increase in free cash flow was primarily due to an increase in net cash provided by operating activities, partially offset by an increase in cash capital expenditures.

▪
Adjusted Free Cash Flow was an outflow of $247 million in the first quarter of 2016, compared to an inflow $897 million in the fourth quarter of 2015 and an outflow of $422 million in the first quarter of 2015. Adjusted Free Cash Flow excludes decommissioning payments related to the one-time shutdown of the CDMA portion of the MetroPCS network. Decommissioning payments in the first quarter of 2016 were $63 million, compared to $95 million in the fourth quarter of 2015 and $71 million in the first quarter of 2015.

CAPITAL STRUCTURE

▪	Net debt, excluding tower obligations, at the end of the first quarter of 2016 was $19.898 billion.

▪
Total debt, excluding tower obligations, at the end of the first quarter of 2016 was $26.470 billion and was comprised of short-term debt of $365 million, long-term debt to affiliates of $5.600 billion, and long-term debt of $20.505 billion.

▪
The ratio of net debt, excluding tower obligations, to Adjusted EBITDA for the trailing last twelve month (“LTM”) period was 2.3x at the end of the first quarter of 2016 compared to 2.5x at the end of the fourth quarter of 2015 and 3.2x at the end of the first quarter of 2015.

▪
The Company’s cash position remains strong with $3.647 billion in cash and $2.925 billion in short-term investments, principally U.S. Treasury bills, for a total of $6.572 billion at the end of the first quarter of 2016. The cash and short-term investments balance decreased in the first quarter of 2016 compared to the fourth quarter of 2015 primarily due to payments made for the purchase of 700 MHz A-Block spectrum and the outflow in free cash flow.

▪
In March 2016, T-Mobile and Deutsche Telekom AG ("Deutsche Telekom") entered into a financing arrangement in the form of a note purchase agreement. The arrangement provides a commitment from Deutsche Telekom to purchase $2 billion in high-yield notes from T-Mobile. T-Mobile can request a draw on the purchase commitment at any time on or prior to November 30, 2016. The issuance will be $2 billion principal amount of T-Mobile's 5.3% Senior Notes due 2021 at an aggregate price of $2 billion.

▪
On April 1, 2016, T-Mobile issued $1.0 billion of public 6% Senior Notes due 2024 in a registered public offering. T-Mobile expects to use the net proceeds from this offering for the purchase of 700 MHz A-Block spectrum and other spectrum purchases.

▪
On April 25, 2016, T-Mobile entered into a purchase agreement with Deutsche Telekom, in which T-Mobile has agreed to issue and sell to Deutsche Telekom up to $1.35 billion of 6.000% Senior Notes due 2024 (the “2024 6.000% Senior Notes”). Subject to certain limited and customary closing conditions, the issuance and sale of the 2024 6.000% Senior Notes is scheduled to occur on a date determined by T-Mobile that may not be later than November 30, 2016.  The purchase price for the Notes will be determined on the issuance date to reflect the effective yield of 5.14% on T-Mobile’s 6.000% Senior Notes due 2024, issued on April 1, 2016, using their average trading price of 103.708% as of April 22, 2016. The minimum purchase price payable for the 2024 6.000% Senior Notes would be 103.316% if the 2024 6.000% Senior Notes were issued on the latest permissible issue date of November 30, 2016.  T-Mobile may elect not to issue the 2024 6.000% Senior Notes and can terminate the commitment under the purchase agreement at any time on or prior to November 5, 2016, subject to reimbursing Deutsche Telekom for the cost (if any) of its hedging arrangements related to the transaction.  T-Mobile may elect to issue less than $1.35 billion aggregate principal balance of the 2024 6.000% Senior Notes subject to (i) termination of the purchase commitment for the unused portion and (ii) reimbursing Deutsche Telekom for the cost (if any) of its hedging arrangements on such unused portion. T-Mobile expects to use the net proceeds from this and the $2.0 billion commitment for spectrum acquisitions, or if not used for spectrum purchases, refinancing of existing debt, or general corporate purposes.

GUIDANCE

▪	T-Mobile expects to drive further customer momentum while delivering strong growth in Adjusted EBITDA and free cash flow in 2016.

▪	Branded postpaid net customer additions for full-year 2016 are now expected to be between 3.2 and 3.6 million, an increase from the previous guidance range of 2.4 to 3.4 million.

▪
For full-year 2016, T-Mobile now expects Adjusted EBITDA to be in the range of $9.7 to $10.2 billion, up from previous guidance of $9.1 to $9.7 billion. This guidance includes the aggregate impact from leasing and Data Stash of approximately $0.7 to $1.0 billion, and the spectrum gain of $0.6 billion recognized in the first quarter of 2016.

▪	Cash capital expenditures for full-year 2016 are expected to be in the range of $4.5 to $4.8 billion, unchanged from previous guidance.

UPCOMING EVENTS (All dates and attendance tentative)

▪	3rd Annual MoffettNathanson Media and Communications Conference, May 18-19, 2016, New York, NY

▪	J.P. Morgan 44th Annual Global Technology, Media and Telecom Conference, May 23-25, 2016, Boston, MA

CONTACT INFORMATION
Press:
Media Relations
T-Mobile US, Inc.
mediarelations@t-mobile.com
http://newsroom.t-mobile.com

Investor Relations:
Nils Paellmann, nils.paellmann@t-mobile.com
Ben Barrett, ben.barrett@t-mobile.com
Jon Perachio, jonathan.perachio@t-mobile.com
Cristal Dunkin, cristal.dunkin@t-mobile.com

877-281-TMUS or 212-358-3210
investor.relations@t-mobile.com
http://investor.t-mobile.com

T-Mobile US, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share amounts)	March 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$3,647	$4,582
Short-term investments	2,925	2,998
Accounts receivable, net of allowances of $116 and $116	1,880	1,788
Equipment installment plan receivables, net	2,149	2,378
Accounts receivable from affiliates	37	36
Inventories	1,443	1,295
Other current assets	1,263	1,813
Total current assets	13,344	14,890
Property and equipment, net	20,625	20,000
Goodwill	1,683	1,683
Spectrum licenses	25,495	23,955
Other intangible assets, net	541	594
Equipment installment plan receivables due after one year, net	904	847
Other assets	471	444
Total assets	$63,063	$62,413
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$7,431	$8,084
Payables to affiliates	253	135
Short-term debt	365	182
Deferred revenue	895	717
Other current liabilities	425	410
Total current liabilities	9,369	9,528
Long-term debt	20,505	20,461
Long-term debt to affiliates	5,600	5,600
Tower obligations	2,640	2,658
Deferred tax liabilities	4,285	4,061
Deferred rent expense	2,513	2,481
Other long-term liabilities	1,047	1,067
Total long-term liabilities	36,590	36,328
Commitments and contingencies
Stockholders' equity
5.50% Mandatory Convertible Preferred Stock Series A, par value $0.00001 per share, 100,000,000 shares authorized; 20,000,000 and 20,000,000 shares issued and outstanding; $1,000 and $1,000 aggregate liquidation value	—	—
Common Stock, par value $0.00001 per share, 1,000,000,000 shares authorized; 823,513,524 and 819,773,724 shares issued, 822,101,014 and 818,391,219 shares outstanding	—	—
Additional paid-in capital	38,700	38,666
Treasury stock, at cost, 1,412,510 and 1,382,505 shares issued	(1)	—
Accumulated other comprehensive loss	(4)	(1)
Accumulated deficit	(21,591)	(22,108)
Total stockholders' equity	17,104	16,557
Total liabilities and stockholders' equity	$63,063	$62,413

T-Mobile US, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)

	Three Months Ended
(in millions, except share and per share amounts)	March 31, 2016	December 31, 2015	March 31, 2015
Revenues
Branded postpaid revenues	$4,302	$4,337	$3,774
Branded prepaid revenues	2,025	1,956	1,842
Wholesale revenues	200	200	158
Roaming and other service revenues	51	63	45
Total service revenues	6,578	6,556	5,819
Equipment revenues	1,851	1,536	1,851
Other revenues	170	155	108
Total revenues	8,599	8,247	7,778
Operating expenses
Cost of services, exclusive of depreciation and amortization shown separately below	1,421	1,384	1,395
Cost of equipment sales	2,374	2,019	2,679
Selling, general and administrative	2,749	2,755	2,372
Depreciation and amortization	1,552	1,369	1,087
Cost of MetroPCS business combination	36	21	128
Gains on disposal of spectrum licenses	(636)	(139)	—
Total operating expenses	7,496	7,409	7,661
Operating income	1,103	838	117
Other income (expense)
Interest expense	(339)	(305)	(261)
Interest expense to affiliates	(79)	(134)	(64)
Interest income	68	85	112
Other expense, net	(2)	(3)	(8)
Total other expense, net	(352)	(357)	(221)
Income (loss) before income taxes	751	481	(104)
Income tax (expense) benefit	(272)	(184)	41
Net income (loss)	479	297	(63)
Dividends on preferred stock	(14)	(14)	(14)
Net income (loss) attributable to common stockholders	$465	$283	$(77)

Net income (loss)	$479	$297	$(63)
Other comprehensive loss, net of tax:
Unrealized loss on available-for-sale securities, net of tax effect of $(2), $0, and $0	(3)	—	—
Other comprehensive loss	(3)	—	—
Total comprehensive income (loss)	$476	$297	$(63)
Earnings (loss) per share
Basic	$0.57	$0.35	$(0.09)
Diluted	$0.56	$0.34	$(0.09)
Weighted average shares outstanding
Basic	819,431,761	816,585,782	808,605,526
Diluted	859,382,827	824,716,119	808,605,526

T-Mobile US, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in millions)	2016	2015
Operating activities
Net income (loss)	$479	$(63)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,552	1,087
Stock-based compensation expense	52	55
Deferred income tax expense (benefit)	264	(50)
Bad debt expense	121	104
Losses from sales of receivables	52	65
Deferred rent expense	32	41
Gains on disposal of spectrum licenses	(636)	—
Changes in operating assets and liabilities
Accounts receivable	(202)	(170)
Equipment installment plan receivables	109	(229)
Inventories	(801)	(145)
Deferred purchase price from sales of receivables	21	5
Other current and long-term assets	185	91
Accounts payable and accrued liabilities	(492)	(393)
Other current and long-term liabilities	288	92
Other, net	1	(1)
Net cash provided by operating activities	1,025	489

Investing activities
Purchases of property and equipment	(1,335)	(982)
Purchases of spectrum licenses and other intangible assets, including deposits	(594)	(1,696)
Sales of short-term investments	75	—
Other, net	(6)	(14)
Net cash used in investing activities	(1,860)	(2,692)

Financing activities
Repayments of capital lease obligations	(36)	(5)
Repayments of short-term debt for purchases of inventory, property and equipment, net	—	(63)
Repayments of long-term debt	(5)	—
Tax withholdings on share-based awards	(46)	(28)
Dividends on preferred stock	(14)	(14)
Other, net	1	30
Net cash used in financing activities	(100)	(80)
Change in cash and cash equivalents	(935)	(2,283)

Cash and cash equivalents
Beginning of period	4,582	5,315
End of period	$3,647	$3,032

T-Mobile US, Inc. Supplementary Operating and Financial Data

(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Customers, end of period
Branded postpaid phone customers	26,835	27,595	28,438	29,355	30,232
Branded postpaid mobile broadband customers	1,475	1,723	1,965	2,340	2,504
Total branded postpaid customers	28,310	29,318	30,403	31,695	32,736
Branded prepaid customers	16,389	16,567	17,162	17,631	18,438
Total branded customers	44,699	45,885	47,565	49,326	51,174
Wholesale customers	12,137	13,023	13,655	13,956	14,329
Total customers, end of period	56,836	58,908	61,220	63,282	65,503

(in thousands)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net customer additions
Branded postpaid phone customers	991	760	843	917	877
Branded postpaid mobile broadband customers	134	248	242	375	164
Total branded postpaid customers	1,125	1,008	1,085	1,292	1,041
Branded prepaid customers	73	178	595	469	807
Total branded customers	1,198	1,186	1,680	1,761	1,848
Wholesale customers	620	886	632	301	373
Total net customer additions	1,818	2,072	2,312	2,062	2,221

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Branded postpaid phone churn	1.30%	1.32%	1.46%	1.46%	1.33%
Branded prepaid churn	4.62%	4.93%	4.09%	4.20%	3.84%

T-Mobile US, Inc. Supplementary Operating and Financial Data (continued)

	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Financial Metrics
Service revenues (in millions)	$5,819	$6,144	$6,302	$6,556	$6,578
Total revenues (in millions)	$7,778	$8,179	$7,849	$8,247	$8,599
Adjusted EBITDA (in millions)	$1,388	$1,817	$1,908	$2,280	$2,749
Adjusted EBITDA margin	24%	30%	30%	35%	42%
Net income (loss) (in millions)	$(63)	$361	$138	$297	$479
Cash capex - Property & Equipment (in millions)	$982	$1,191	$1,120	$1,431	$1,335
Free Cash Flow (in millions)	$(493)	$(30)	$411	$802	$(310)
Adjusted Free Cash Flow (in millions)	$(422)	$73	$487	$897	$(247)

Revenue Metrics
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58
Branded postpaid accounts, end of period (in thousands)	11,831	12,061	12,250	12,456	12,639
Branded postpaid customers per account	2.39	2.43	2.48	2.54	2.59

Device Sales and Leased Devices
Smartphone units (in millions)	8.0	7.4	8.1	10.0	8.8
Branded postpaid handset upgrade rate	8%	9%	9%	10%	7%

Device Financing
EIP financed (in millions)	$1,483	$1,697	$1,107	$926	$1,246
EIP billings (in millions)	$1,292	$1,393	$1,409	$1,400	$1,324
EIP receivables, net (in millions)	$4,842	$5,114	$4,771	$3,225	$3,053
Lease revenues (in millions)	$—	$—	$30	$194	$342
Leased devices transferred from inventory to property and equipment, net of returns (in millions)	$—	$—	$822	$1,463	$653

Customer Quality
EIP receivables classified as prime	52%	52%	52%	48%	47%
Total bad debt expense and losses from sales of receivables (in millions)	$169	$156	$198	$228	$173

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures
(Unaudited)

This Investor Factbook includes non-GAAP financial measures. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for the non-GAAP financial measures to the most directly comparable GAAP financial measures are provided below. As T-Mobile does not or cannot predict or forecast certain of the expenses which are excluded from Adjusted EBITDA, but which would be required for the presentation of projected net income, T-Mobile does not provide projected net income or reconciliations to GAAP in the forward-looking financial measures.

Adjusted EBITDA is reconciled to net income (loss) as follows:

(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net income (loss)	$(63)	$361	$138	$297	$479
Adjustments:
Interest expense	261	257	262	305	339
Interest expense to affiliates	64	92	121	134	79
Interest income	(112)	(114)	(109)	(85)	(68)
Other expense (income), net	8	(1)	1	3	2
Income tax expense (benefit)	(41)	2	100	184	272
Operating income	117	597	513	838	1,103
Depreciation and amortization	1,087	1,075	1,157	1,369	1,552
Cost of MetroPCS business combination	128	34	193	21	36
Stock-based compensation (1)	56	71	43	52	53
Other, net	—	40	2	—	5
Adjusted EBITDA	$1,388	$1,817	$1,908	$2,280	$2,749

(1)	Stock-based compensation includes payroll tax impacts and may not agree to stock based compensation expense in the condensed consolidated financial statements.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

The following tables illustrate the calculation of ARPU and ABPU and reconcile these measures to the related service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU and ABPU:

(in millions, except average number of customers, ARPU and ABPU)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Calculation of Branded Postpaid Phone ARPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302
Less: Branded postpaid mobile broadband revenues	(109)	(135)	(165)	(179)	(182)
Branded postpaid phone service revenues	$3,665	$3,940	$4,032	$4,158	$4,120
Divided by: Average number of branded postpaid phone customers (in thousands) and number of months in period	26,313	27,250	28,003	28,849	29,720
Branded postpaid phone ARPU	$46.43	$48.19	$47.99	$48.05	$46.21

Calculation of Branded Postpaid ABPU
Branded postpaid service revenues	$3,774	$4,075	$4,197	$4,337	$4,302
EIP billings	1,292	1,393	1,409	1,400	1,324
Lease revenues	—	—	30	194	342
Total billings for branded postpaid customers	$5,066	$5,468	$5,636	$5,931	$5,968
Divided by: Average number of branded postpaid customers (in thousands) and number of months in period	27,717	28,797	29,838	31,013	32,140
Branded postpaid ABPU	$60.94	$63.29	$62.96	$63.74	$61.90

Calculation of Branded Prepaid ARPU
Branded prepaid service revenues	$1,842	$1,861	$1,894	$1,956	$2,025
Divided by: Average number of branded prepaid customers (in thousands) and number of months in period	16,238	16,396	16,853	17,330	17,962
Branded prepaid ARPU	$37.81	$37.83	$37.46	$37.63	$37.58

Net debt (excluding Tower Obligations) to last twelve months adjusted EBITDA ratio is calculated as follows:

(in millions, except net debt ratio)	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015	Mar 31, 2016
Short-term debt	$467	$386	$114	$182	$365
Long-term debt to affiliates	5,600	5,600	5,600	5,600	5,600
Long-term debt (1)	16,248	16,373	16,430	20,461	20,505
Less: Cash and cash equivalents	(3,032)	(2,642)	(2,633)	(4,582)	(3,647)
Less: Short-term investments	—	—	—	(2,998)	(2,925)
Net Debt (excluding Tower Obligations)	$19,283	$19,717	$19,511	$18,663	$19,898
Divided by: Last twelve months Adjusted EBITDA	$5,936	$6,302	$6,864	$7,393	$8,754
Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio	3.2	3.1	2.8	2.5	2.3

(1)
Long-term debt as of March 31, 2015 through December 31, 2015 has been restated for the adoption of Accounting Standards Update 2015-03, “Simplifying the Presentation of Debt Issuance Costs” in the first quarter of 2016. The impact to the Net Debt (excluding Tower Obligations) to Last Twelve Months Adjusted EBITDA Ratio was not significant.

T-Mobile US, Inc.
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (continued)
(Unaudited)

Free cash flow and adjusted free cash flow are calculated as follows:

(in millions)	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016
Net cash provided by operating activities	$489	$1,161	$1,531	$2,233	$1,025
Cash purchases of property and equipment	(982)	(1,191)	(1,120)	(1,431)	(1,335)
Free Cash Flow	(493)	(30)	411	802	(310)
MetroPCS CDMA network decommissioning payments	71	103	76	95	63
Adjusted Free Cash Flow	$(422)	$73	$487	$897	$(247)

Definitions of Terms

Operating and financial measures are utilized by T-Mobile's management to evaluate its operating performance and, in certain cases, its ability to meet liquidity requirements. Although companies in the wireless industry may not define measures in precisely the same way, T-Mobile believes the measures facilitate key operating performance comparisons with other companies in the wireless industry to provide management, investors, and analysts with useful information to assess and evaluate past performance and assist in forecasting future performance.

1.
Customer - SIM card with a unique T-Mobile mobile identity number which generates revenue. Branded customers generally include customers that are qualified either for postpaid service, where they generally pay after incurring service, or prepaid service, where they generally pay in advance. Wholesale customers include Machine-to-Machine (M2M) and Mobile Virtual Network Operator (MVNO) customers that operate on T-Mobile's network, but are managed by wholesale partners.

2.	Churn - Number of customers whose service was disconnected as a percentage of the average number of customers during the specified period.

3.
Customers per account - The number of branded postpaid customers as of the end of the period divided by the number of branded postpaid accounts as of the end of the period. An account may include branded postpaid phone and mobile broadband customers.

4.
Average Revenue Per User (ARPU) - Average monthly service revenue earned from customers. Service revenues for the specified period divided by the average customers during the period, further divided by the number of months in the period.

Branded postpaid phone ARPU excludes mobile broadband customers and related revenues.

Average Billings per User (ABPU) - Average monthly branded postpaid service revenue earned from customers plus monthly EIP billings and lease revenues divided by the average branded postpaid customers during the period, further divided by the number of months in the period. T-Mobile believes branded postpaid ABPU is indicative of estimated cash collections, including device financing payments, from T-Mobile's customers each month.

Service revenues - Branded postpaid, including handset insurance, branded prepaid, wholesale, and roaming and other service revenues.

5.
Cost of services - Costs directly attributable to providing wireless service through the operation of T-Mobile's network, including direct switch and cell site costs, such as rent, network access and transport costs, utilities, maintenance, associated labor costs, long distance costs, regulatory program costs, roaming fees paid to other carriers and data content costs.

Cost of equipment sales - Costs of devices and accessories sold to customers and dealers, device costs to fulfill insurance and warranty claims, write-downs of inventory related to shrinkage and obsolescence, and shipping and handling costs.

Selling, general and administrative expenses - Costs not directly attributable to providing wireless service for the operation of sales, customer care and corporate activities. These include commissions paid to dealers and retail employees for activations and upgrades, labor and facilities costs associated with retail sales force and administrative space, marketing and promotional costs, customer support and billing, bad debt expense and administrative support activities.

6.
Adjusted EBITDA - Earnings before interest expense (net of interest income), tax, depreciation, amortization, stock-based compensation and expenses not reflective of T-Mobile's ongoing operating performance. Adjusted EBITDA margin represents Adjusted EBITDA divided by service revenues. Adjusted EBITDA is a non-GAAP financial measure utilized by T-Mobile's management to monitor the financial performance of its operations. T-Mobile uses Adjusted EBITDA internally as a metric to evaluate and compensate its personnel and management for their performance, and as a benchmark to evaluate T-Mobile's operating performance in comparison to its competitors. Management believes analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate overall operating performance and facilitate comparisons with other wireless communications companies because it is more indicative of T-Mobile's ongoing performance and trends by excluding certain expenses which are either nonrecurring or may not be indicative of T-Mobile's directly controllable operating results. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income, or any other measure of financial performance reported in accordance with GAAP. The reconciliation of Adjusted EBITDA to net income (loss) is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

7.	Cash capital expenditures - Amounts paid for construction and the purchase of property and equipment.

8.	Smartphones - UMTS/HSPA/HSPA+ 21/HSPA+ 42/4G LTE enabled converged devices, which integrate voice and data services.

9.
Free Cash Flow - Net cash provided by operating activities less cash capital expenditures for property and equipment. Free Cash Flow is utilized by T-Mobile's management, investors, and analysts to evaluate cash available to pay debt and provide further investment in the business. The reconciliation of Free Cash Flow to net cash provided by operating activities is detailed in the Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures schedule.

10.	Adjusted Free Cash Flow - Free Cash Flow excluding decommissioning payments related to the shutdown of the CDMA portion of the MetroPCS network.

11.	Net debt - Short-term debt, long-term debt to affiliates, and long-term debt (excluding tower obligations), less cash and cash equivalents and short-term investments.

Forward-Looking Statements

This Investor Factbook includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Any statements made herein that are not statements of historical fact, including statements about T-Mobile US, Inc.'s plans, outlook, beliefs, opinion, projections, guidance, strategy, expected network modernization and other advancements, are forward-looking statements. Generally, forward-looking statements may be identified by words such as "anticipate," "expect," "suggests," "plan," “project,” "believe," "intend," "estimates," "targets," "views," "may," "will," "forecast," and other similar expressions. The forward-looking statements speak only as of the date made, are based on current assumptions and expectations, and involve a number of risks and uncertainties. Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the following: our ability to compete in the highly competitive U.S. wireless telecommunications industry; adverse conditions in the U.S. and international economies and markets; significant capital commitments and the capital expenditures required to effect our business plan; our ability to adapt to future changes in technology, enhance existing offerings, and introduce new offerings to address customers' changing demands; changes in legal and regulatory requirements, including any change or increase in restrictions on our ability to operate our network; our ability to successfully maintain and improve our network, and the possibility of incurring additional costs in doing so; major equipment failures; severe weather conditions or other force majeure events; and other risks described in our filings with the Securities and Exchange Commission, including those described in our most recently filed Annual Report on Form 10-K. You should not place undue reliance on these forward-looking statements. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About T-Mobile US, Inc.

As America's Un-carrier, T-Mobile US, Inc. (NASDAQ: TMUS) is redefining the way consumers and businesses buy wireless services through leading product and service innovation. The Company's advanced nationwide 4G LTE network delivers outstanding wireless experiences to more than 65.5 million customers who are unwilling to compromise on quality and value. Based in Bellevue, Washington, T-Mobile US provides services through its subsidiaries and operates its flagship brands, T-Mobile and MetroPCS. For more information, please visit http://www.T-Mobile.com or join the conversation on Twitter using $TMUS.